Exhibit 10.10

COLLAB Z INC.

BOARD OF DIRECTORS AGREEMENT

This BOARD OF DIRECTORS AGREEMENT (“Agreement”) dated as of May 1, 2025, by and between Collab Z Inc., a Nevada corporation (the “Company”), and William J. Caragol (the “Chairman” or the “Director”), provides for director services, according to the following terms and conditions:

I.	Position and Responsibilities

(a)	Position. As of the Effective Date, the Board of Directors hereby appoints the Chairman to serve as a Board member until the next annual meeting of the Company’s shareholders or until his earlier resignation, removal or death. The Chairman shall perform such duties and responsibilities as are customarily related to such position in accordance with Company’s bylaws and applicable law, including, but not limited to, those services described on Exhibit A attached hereto (the “Services”). Chairman hereby agrees to use his best efforts to provide the Services. Chairman shall not allow any other person or entity to perform any of the Services for or instead of Director. Chairman shall comply with the statutes, rules, regulations and orders of any governmental or quasi-governmental authority, which are applicable to the Company and the performance of the Services, and Company’s rules, regulations, and practices as they may from time-to-time be adopted or modified.

(b)	Other Activities. Director may be employed by another company, may serve on other Boards of Directors or Advisory Boards, and may engage in any other business activity (whether or not pursued for pecuniary advantage), as long as such outside activities do not violate Director’s obligations under this Agreement or Director’s fiduciary obligations to the Company’s shareholders. The ownership of less than a 5% interest in an entity, by itself, shall not constitute a violation of this duty. Director represents that Director has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, and Director agrees to use his best efforts to avoid or minimize any such conflict and agrees not to enter into any agreement or obligation that could create such a conflict without the approval of a majority of the Board of Directors. If, at any time, Director is required to make any disclosure or take any action that may conflict with any of the provisions of this Agreement, Director will promptly notify the Board of such obligation, prior to making such disclosure or taking such action.

(c)	No Conflict. Director will not engage in any activity that creates an actual or perceived conflict of interest with Company, regardless of whether such activity is prohibited by Company’s conflict of interest guidelines or this Agreement, and Director agrees to notify the Board of Directors before engaging in any activity that could reasonably be assumed to create a potential conflict of interest with Company. Notwithstanding the provisions of Section 1(b) hereof, Director shall not engage in any activity that is in direct competition with the Company or serve in any capacity (including, but not limited to, as an employee, consultant, advisor or director) in any company or entity that competes directly or indirectly with the Company, as reasonably determined by a majority of Company’s disinterested board members, without the approval of the Board of Directors.

The Director agrees, subject to the Director’s continued status as a director, to serve on the Company’s Board of Directors (the “Board”) and to provide those services required of a director under the Company’s amended and restated certificate of incorporation and amended and restated bylaws, as both may be amended from time to time (“Charter Documents”) and under the federal securities laws and other state and federal laws and regulations, as applicable, and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and any stock exchange or quotation system on which the Company’s securities may be traded from time to time. Director will also serve on such one or more committees of the Board as he or she and the Board shall mutually agree.

II.	Nature of Relationship

A.	The Director is an independent contractor and will not be deemed as an employee of the Company for any purposes by virtue of this Agreement. The Director shall be solely responsible for the payment or withholding of all federal, state, or local income taxes, social security taxes, unemployment taxes, and any and all other taxes relating to the compensation he or she earns under this Agreement. The Director shall not, in his or her capacity as a director of the Company, enter into any agreement or incur any obligations on the Company’s behalf, without appropriate Board action.

B.	The Company will supply, at no cost to the Director: periodic briefings on the business, director packages for each board and committee meeting, copies of minutes of meetings and any other materials that are required under the Company’s Charter Documents or the charter of any committee of the Board on which the Director serves and any other materials which may, by mutual agreement, be necessary for performing the services requested under this Agreement.

III.	Director’s Representations and Warranties

A.	The Director represents and warrants that no other party has exclusive rights to his services in the specific areas in which the Company is conducting business and that the Director is in no way compromising any rights or trust between any other party and the Director or creating a conflict of interest as a result of his or her participation on the Board. The Director also represents, warrants and covenants that so long as the Director serves on the Board, the Director will not enter into another agreement that will create a conflict of interest with this Agreement or the Company. The Director further represents, warrants and covenants that he or she will comply with the Company’s Articles, Bylaws, policies and guidelines, all applicable laws and regulations, including Sections 10 and 16 of the Securities Exchange Act of 1934, as amended, and listing rules of The Nasdaq Stock Market LLC or any other stock exchanges on which the Company’s securities may be traded; that if he or she is designated by the Board as an independent director, he or she shall promptly notify the Board of any circumstances that may potentially impair his or her independence as a director of the Company; and that he or she shall promptly notify the Board of any arrangements or agreements relating to compensation provided by a third party to him or her in connection with his or her status as a director or director nominee of the Company or the services requested under this Agreement.

B.	Throughout the term of this Agreement, the Director agrees he or she will not, without obtaining the Company’s prior written consent, directly or indirectly engage or prepare to engage in any activity in competition with the Company’s business, products or services, including without limitation, products or services in the development stage, accept employment or provide services to (including but not limited to service as a member of a board of directors), or establish a business in competition with the Company; provided, however, that the Director may serve or continue to serve as an officer or director of one or more entities that are affiliated with the Company, including without limitation, entities in which the Company does not have a majority holding.

IV.	Fees

A.	Cash Fee. Subject to Section VI and during the term of this Agreement, the Company shall pay the Director, a monthly fee of $24,000 per quarter (“Base Fee”) in consideration for the Director providing the services described in Section I which shall compensate him or her for all time spent preparing for, travelling to (if applicable) and attending Board or committee meetings. The Chairman will also be eligible for a performance-based bonus of 15% of the annualized Base Fee, as determined by the Board of Directors, at the one year anniversary of the Effective Date. These cash fees may be revised by action of the Board from time to time. Such revision shall be effective as of the date specified in the resolution for payments not yet earned and need not be documented by an amendment to this Agreement to be effective.

B.	Payment. The Base Fee shall be paid monthly at the beginning of each calendar month. No invoices need be submitted by the Director for payment of the Base Fee.

C.	Equity Compensation. For services as a member of the Board, on the Effective Date, the Company will grant the Director a non-qualified stock option (the “Option”) under the Collab Z, Inc. 2025 Equity Incentive Plan to purchase 100,000 shares of common stock at an exercise price of $2.00 per share of Common Stock. The Option shall vest upon the successful closing of the Company’s IPO and commencement of trading on the Nasdaq Capital Markets. The Chairman will also be eligible for a performance-based bonus of 20,000 additional options, priced at the then market price of the Company’s common stock, as determined by the Board of Directors, at the one year anniversary of the Effective Date.

D.	Expenses. During the term of this Agreement, the Company will reimburse the Director for reasonable business related expenses approved by the Company in advance, such approval not to be unreasonably withheld. Invoices for expenses, with receipts attached, shall be submitted. Such invoices must be approved by the Company’s Chief Executive Officer or Chief Financial Officer as to form and completeness.

V.	Indemnification and Insurance

Prior to the Company’s IPO, the Company will execute an indemnification agreement in favor of the Director substantially in the form of the agreement attached hereto as Exhibit B (the “Indemnification Agreement”). In addition, so long as the Company’s indemnification obligations exist under the Indemnification Agreement, at or prior to the IPO, the Company shall provide the Director with directors’ and officers’ liability insurance coverage in the amounts specified in the Indemnification Agreement.

VI.	Term of Agreement and Amendments

This Agreement shall commence as of May 1, 2025 (the “Effective Date”), and shall continue for a period of one (1) year from the Effective Date and shall continue thereafter for as long as Director is elected as a member of the Board of Directors by the shareholders of the Company unless the Board determines not to renew this Agreement. Any amendment to this Agreement must be approved by the Board.

VII.	Termination

A.	This Agreement shall automatically terminate upon the death of the Director or upon his resignation or removal from, or failure to win election or reelection to, the Board. In the event of expiration or termination of this Agreement, the Director agrees to return or destroy any materials transferred to the Director under this Agreement except as may be necessary to fulfill any outstanding obligations hereunder. The Director agrees that the Company has the right of injunctive relief to enforce this provision.

B.	The Company’s and the Director’s continuing obligations hereunder in the event of expiration or termination of this Agreement shall be subject to the terms of Section XIV hereof.

VIII.	Limitation of Liability and Force Majeure

A.	Under no circumstances shall the Company be liable to the Director for any consequential damages claimed by any other party as a result of representations made by the Director with respect to the Company which are materially different from any to those made in writing by the Company.

B.	Furthermore, except for the maintenance of confidentiality, neither party shall be liable to the other for delay in any performance, or for failure to render any performance under this Agreement when such delay or failure is caused by Government regulations (whether or not valid), fire, strike, differences with workmen, illness of employees, flood, accident, or any other cause or causes beyond reasonable control of such delinquent party.

IX.	Confidentiality and Use of Director Information

A.	The Director agrees to sign and abide by the Company’s Proprietary Information Agreement as separately provided.

B.	The Director explicitly consents to the Company holding and processing both electronically and manually the information that he or she provides to the Company or the data that the Company collects which relates to the Director for the purpose of the administration, management and compliance purposes, including but not limited to the Company’s disclosure of any and all information provided by the Director in the Company’s proxy statements, annual reports or other securities filings or reports pursuant to federal or state securities laws or regulations, and the Director agrees to promptly notify the Company of any misstatement of a material fact regarding the Director, and of the omission of any material fact necessary to make the statements contained in such documents regarding the Director not misleading.

X.	Dispute Resolution

A.	Jurisdiction and Venue. The parties agree that any suit, action, or proceeding between Director and Company (and its affiliates, shareholders, directors, officers, employees, members, agents, successors, attorneys, and assigns) relating to this Agreement shall be brought in either the United States District Court for the State of Nevada or in a Nevada state court and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. If any one or more provisions of this Section shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

B.	Attorneys’ Fees. Should any litigation, arbitration or other proceeding be commenced between the parties concerning the rights or obligations of the parties under this Agreement, the party prevailing in such proceeding shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its attorneys’ fees in such proceeding. This amount shall be determined by the court in such proceeding or in a separate action brought for that purpose. In addition to any amount received as attorneys’ fees, the prevailing party also shall be entitled to receive from the party held to be liable, an amount equal to the attorneys’ fees and costs incurred in enforcing any judgment against such party. This Section is severable from the other provisions of this Agreement and survives any judgment and is not deemed merged into any judgment.

XI.	Entire Agreement

This Agreement (including agreements executed in substantially the form of the exhibits attached hereto) supersedes all prior or contemporaneous written or oral understandings or agreements, and, except as otherwise set forth herein, may not be added to, modified, or waived, in whole or in part, except by a writing signed by the party against whom such addition, modification or waiver is sought to be asserted.

XII.	Assignment

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and, except as otherwise expressly provided herein, neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party.

XIII.	Notices

Any and all notices, requests and other communications required or permitted hereunder shall be in writing, registered mail or by facsimile, to each of the parties at the addresses provided. Any such notice shall be deemed given when received and notice given by registered mail shall be considered to have been given on the tenth

(10th) day after having been sent in the manner provided for above.

XIV.	Survival of Obligations

Notwithstanding the expiration or termination of this Agreement, neither party hereto shall be released hereunder from any liability or obligation to the other which has already accrued as of the time of such expiration or termination (including, without limitation, the Director’s obligations under the Proprietary Information Agreement, the Company’s obligation to make any fees and expense payments required pursuant to Section IV due up to the date of the expiration or termination, and the Company’s indemnification and insurance obligations set forth in Section V hereof) or which thereafter might accrue in respect of any act or omission of such party prior to such expiration or termination.

XV.	Attorneys’ Fees

If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of a dispute, breach or default in connection with any of the provisions hereof, the successful or substantially prevailing party (including a party successful or substantially prevailing in defense) shall be entitled to recover its actual attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

XVI.	Severability

Any provision of this Agreement which is determined to be invalid or unenforceable shall not affect the remainder of this Agreement, which shall remain in effect as though the invalid or unenforceable provision had not been included herein, unless the removal of the invalid or unenforceable provision would substantially defeat the intent, purpose or spirit of this Agreement.

XVII.	Counterparts

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Execution and delivery of this Agreement by facsimile or other electronic signature is legal, valid and binding for all purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Board of Directors Agreement to be executed as of the date first written above.

COLLAB Z INC.

By:	/s/ Qian Wang
Qian Wang
Director

CHAIRMAN/DIRECTOR:

By:	/s/ William J. Caragol
William J. Caragol
Chairman of the Board

EXHIBIT A

This Exhibit is intended to specify the services and tasks to be performed by William J. Caragol as Chairman of the Board of Collab Z, Inc., beginning May 1, 2025. This list and associated tasks may be edited to include new tasks, to remove tasks and change tasks at the mutual agreement of the Board and Mr. Caragol.

1.	Mr. Caragol (the “Chairman”) will join the Board of Directors as of May 1, 2025 and will serve as the Chairman of the Board.

2.	The Chairman will be a non-employee director (independent) and will manage board recruitment and board committee establishment.

3.	Oversee and advise on the execution of the Company’s IPO – targeted for summer of 2025; initial focus on preparation for IPO road show. Support CEO and CFO during IPO process.

4.	Work with management to fully capitalize the Company for the successful execution of its business plan – full capitalization being at least 24 months of burn/growth capital on the balance sheet (target between private round and IPO is $8-$10 million, gross).

5.	Work with the Board to evaluate and formulate the go forward management and the Board to fit the Company’s post-IPO growth strategy as a public company.

6.	Work with the Board and management to support Collab Z post-IPO to execute its growth strategy, measured by sustainable recurring revenue growth and the KPIs identified in the S-1.

7.	Work with management to prepare the Collab Z org chart.

8.	Work with Board and management to finalize early May stock option grants.

9.	Coordinate directly with officers and employees on communication and execution of strategy, in conjunction with CEO.

10.	Assist CEO and CFO to execute company strategy and to develop professional team.

PROPRIETARY INFORMATION
AND INVENTIONS AGREEMENT

This Proprietary Information and Inventions Agreement (this “Agreement”) is entered into as of this 6th day of May, 2025 by and between Collab Z Inc. (the “Company”) and William J. Caragol (“Director”).

1.	Definitions. For the purposes of this Agreement, the following terms shall have the meanings specified below:

a.	“Company Documents” shall mean documents or other media that contain Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents have been prepared by me or by others. “Company Documents” shall include, but not be limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents.

b.	“Inventions” shall mean all improvements, inventions, works of authorship, mask works, computer programs, formulae, ideas, processes, techniques, know-how, and data, whether or not patentable.

c.	“Proprietary Information” shall mean information (whether now existing or hereafter created or acquired) developed, created, or discovered by the Company, or which became known by, or was conveyed to the Company, which has commercial value in the Company’s business. “Proprietary Information” shall include, but not be limited to, domain names, trade secrets, copyrights, ideas, techniques, know-how, inventions (whether patentable or not), and/or any other information of any type relating to designs, configurations, toolings, documentation, recorded data, schematics, circuits, mask works, layouts, source code, object code, master works, master databases, algorithms, flow charts, formulae, works of authorship, mechanisms, research, manufacture, improvements, assembly, installation, intellectual property including patents and patent applications, and the information concerning the Company’s actual or anticipated business, research or development, or which is received in confidence by or for the Company from any other person.

2.	Proprietary Information; Inventions. In consideration of Director’s employment by the Company and the compensation received by Director from the Company from time to time, Director and the Company hereby agree as follows:

a.	All Proprietary Information and all patents, patent rights, copyrights, mask work rights, trade secrets, moral rights and other rights in connection therewith shall be the sole property of the Company. Director hereby assigns to the Company any and all rights Director may have or acquire in such Proprietary Information. At all times, both during Director’s employment by the Company and after termination of such employment, Director will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of an executive officer of the Company, except as may be necessary in the ordinary course of performing Director’s duties to the Company.

b.	Director shall make and maintain adequate and current written records, in a form specified by the Company, of all inventions, trade secrets and works of authorship assigned or to be assigned to the Company pursuant to this Agreement. All Company Documents shall be the sole property of the Company. During the term of Director’s employment by the Company, Director shall not remove or electronically transmit any Company Documents from the business premises of the Company or deliver any Company Documents to any person or entity outside the Company, except as required in connection with performing Director’s duties of employment. Immediately upon the termination of Director’s employment for any reason, or during Director’s employment if so requested by the Company, Director shall return all Company Documents, apparatus, equipment, and other physical property, or any reproduction of such property, excepting only (i) personal copies of records relating to Director’s compensation; (ii) personal copies of any materials previously distributed generally to shareholders of the Company; and (iii) Director’s copy of this Agreement.

Director shall promptly disclose in writing to the President of the Company, or to any other person designated by the Company, all Inventions made or conceived or reduced to practice or developed by Director, either alone or jointly with others, during the term of Director’s employment (i) that were created, developed or conceived during working hours or using Company property or (ii) that are related to, or have value in, the Company’s business (“Director Inventions”). Director shall not disclose Inventions to any person outside the Company except pursuant to written directions from the President of the Company.

c.	All Director Inventions shall be the sole property of the Company. The Company shall be the sole owner of all patents, copyrights and other intellectual property or other rights in connection therewith. Director further acknowledges and agrees that such Inventions, including any computer programs, programming documentation, and other works of authorship, are “works made for hire” for purposes of the Company’s rights under copyright laws. Director hereby assigns to the Company any and all rights Director may have or acquire in such Director Inventions.

d.	During Director’s term of employment at the Company’s sole cost and expense, Director shall perform all acts deemed reasonably necessary or desirable by the Company to permit and assist the Company in obtaining, maintaining, defending and enforcing patents, copyrights or other rights in Director Inventions and improvements in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. Director hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Director’s agent and attorney-in-fact to act for and on Director’s behalf and instead of Director, to execute and file any applications or related findings and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other rights thereon with the same legal force and effect as if executed by Director.

e.	Attached hereto as Exhibit A is a complete list of all Inventions or improvements to which Director claims ownership and that Director desires to remove from the operation of this Agreement (“Existing Inventions”), and Director acknowledges and agrees that such list is complete. If no such list is attached to this Agreement, Director represents that Director has no Existing Inventions at the time of signing this Agreement. If, in the course of Director’s employment with the Company, Director incorporates into a Company product, process or machine an Existing Invention, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Existing Invention solely as part of or in connection with such product, process or machine.

f.	Prior to submitting or disclosing for possible publication or dissemination outside the Company any material prepared by Director that incorporates information that concerns the Company’s business or anticipated research, Director shall deliver a copy of such material to the President of the Company for his or her review. Within twenty (20) days of such submission, the Company shall notify Director whether the Company believes such material contains any Proprietary Information, and Director shall make such deletions and revisions reasonably requested by the Company to protect its Proprietary Information. Director shall obtain the consent of the Company prior to any review of such material by persons outside the Company.

g.	Director represents that his or her performance of all terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Director in confidence or in trust prior to Director’s employment by the Company. Director shall not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employers or others. Director represents and warrants that he or she has returned all property and confidential information belonging to all prior employers. Director has not entered into, and Director shall not enter into, any agreement either written or oral in conflict herewith or in conflict with my employment with the Company.

3.	Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

4.	Binding Effect. This Agreement shall be effective as of the date hereof and shall be binding upon Director and Director’s heirs, executor, assigns, and administrators, and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

5.	Injunctive Relief. Director and the Company acknowledge and agree the covenants and obligations contained in this Agreement relate to special, unique and extraordinary matters and that a violation of any of such covenants or obligations may cause Director or the Company irreparable injury for which adequate remedy at law will not be available; and, therefore, that upon any such breach of any such covenant or obligation, or any threat thereof, Director or the Company shall be entitled to the immediate remedy of a temporary restraining order, preliminary injunction or such other form of injunctive or equitable relief in addition to whatever remedies they might have at law.

6.	Modification. This Agreement can only be modified by a subsequent written agreement executed by the Company and Director.

7.	Governing Law. All questions pertaining to the validity, construction, execution and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflict of law principles.

8.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Collab Z Inc.

By:	/s/ Qian Wang
Name: Qian Wang
Title: Director

DIRECTOR

By:	/s/ William J. Caragol
Name: William J. Caragol
Title: Chairman of the Board

EXHIBIT A

Director Inventions